EXHIBIT A

CUSTOMER INFORMATION SHEET

Please provide the Bank with the following information:

Name: Advisors Preferred Trust

Tax identification number: See below

(for multiple tax identification numbers, please use the bottom half of this page)
Principal place of business: Rockville, Maryland
State and nation of incorporation or organization: Delaware

Address (or the address of your registered agent) within state of incorporation or organization:	Corporation Trust Co., 1209 Orange Street, Wilmington, DE 19801

If multiple legal entities will be lending securities under this Customer Agreement, please list the name of each entity and its unique tax identification number below (attach additional pages if necessary):
Name	Tax ID
Quantified Alternative Investment Fund	46-3158297
Quantified Common Ground Fund	84-2720850
Quantified Evolution Plus Fund	84-2389760
Quantified Managed Income Fund	46-3140620
Quantified Market Leaders Fund	46-3148848
Quantified Pattern Recognition Fund	84-2402040
Quantified STF Fund	47-5297754
Quantified Tactical Fixed Income Fund	84-2380099
The Gold Bullion Strategy Fund	46-2635477
The Gold Bullion Strategy Portfolio	46-3827514
Quantified Tactical Sectors Fund	86-1736438
Quantified Government Income Tactical Fund	To be provided
Quantified Low Volatility Rising Dividends Fund	To be provided